Exhibit 4.3

First Amendment to the On Assignment, Inc. 2010 Incentive Award Plan

FIRST AMENDMENT TO THE
ON ASSIGNMENT, INC. 2010 INCENTIVE AWARD PLAN
Pursuant to the authority reserved to the Board of Directors (the “Board) of On Assignment, Inc., a Delaware corporation (the “Company”) under Section 13.1 of the 2010 Incentive Award Plan (the “Plan”), the Board hereby amends the Plan as follows (the “Amendment”), effective as of June 7, 2013 (the “Amendment Date”). Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan:
1. The following sentence is added to the end of Section 2.38, “Performance Period”:
Any Performance Period shall be at least one (1) year in duration; provided, however, that up to ten percent (10%) of the total number of Performance Award Shares granted in any calendar year shall not be subject to the one-year duration limitation.
2. Subject to approval by the stockholders of the Company within twelve (12) months of the Amendment Date, the first sentence of Section 3.1, Number of Shares, is deleted and replaced in its entirety with the following:
(a) Subject to Section 3.1(b) and Section 13.2 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (x) 4,000,000 Shares and (y) any Shares which, as of the Amendment Date, are available for issuance under the Plan (the “Share Limit”); provided, however, that the Share Limit shall be reduced by 1.53 shares for each Share delivered in settlement of any Full Value Award. The maximum aggregate number of Shares that may be issued under the Plan pursuant to the exercise of Incentive Stock Options shall not exceed four million (4,000,000) Shares (or such lesser number as may be available under the Share Limit).
The remainder of Section 3.1 shall not be affected by this Amendment.
3. The first sentence of Section 12.1, Administrator, is deleted and replaced in its entirety with the following:
The Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein) and shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, in each case, to the extent required under such provision; provided, however, that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.l or otherwise provided in any charter of the Committee.
The remainder of Section 12.1 shall not be affected by this Amendment.
This Amendment shall be and, as of the Amendment Date, is hereby incorporated in and forms a part of the Plan. Except as expressly provided in this Amendment, all terms and conditions of this Plan and any awards outstanding thereunder shall remain in full force and effect.
IN WITNESS WHEREOF, the Board has caused this Amendment to be executed by a duly authorized officer of the Company as of the 27th day of March, 2013.
On Assignment, Inc.
/s/ Tarini Ramaprakash_____
Tarini Ramaprakash